EXHIBIT 99

To our shareholders,
We are pleased to announce First Interstate BancSystem has achieved record earnings for the 17th consecutive year. The company earned $54,715,000 in 2005, a 20% increase over the prior year’s earnings of $45,421,000. Diluted earnings per share were also a record $6.71, up $1.03 from 2004. Return on average common equity in 2005 was 16.79%, compared to 15.75% in 2004. Our efficiency ratio improved to 62.65%, down from 64.68% in 2004.
Annual
Net interest income of $170,308,000 increased $19,889,000 over 2004. Loans grew by $294,845,000, or 11%, while deposits grew $225,909,000, or 7%. The net interest margin of 4.48% was 14 basis points higher than 2004. Our growth and improved net interest margin are particularly noteworthy in light of the flattening of the yield curve during 2005. Typically, a flattening yield curve constrains a bank’s ability to maintain its net interest margin. Further, lower levels of non-performing loans, net charge-offs and internally classified loans allowed us to reduce the provision for loan losses $2,886,000 compared to 2004.
Total noninterest income for 2005 was $354,000 lower than 2004. The reduction of noninterest income was mainly the result of $3,677,000 of losses recognized on the sale of U.S. agency securities. The securities were replaced with higher yielding securities. Further contributing to the decline in noninterest income was a gain of $1,690,000 recognized in 2004 due to the sale of a branch office for which there was no similar gain in 2005.
Total noninterest expense of $150,726,000 was $7,746,000 higher than 2004. During first quarter 2005, we announced our strategic decision to exit Wal-Mart locations. Total expenses of $1,088,000 were recognized in 2005 as a result of preparing to close these locations. Five Wal-Mart locations were merged into other First Interstate branches during 2005 with three additional Wal-Mart branches merged in January 2006 and one Wal-Mart branch sold in January 2006. In addition, salary and benefits expense of $80,029,000 was $6,057,000 higher than 2004. This increase reflects the effect of 2005’s results on incentive compensation and profit sharing for employees and officers as well as annual increases to salaries due to normal inflationary adjustments. Mortgage servicing impairment reversals of $2,187,000 in 2005 compared to $263,000 in the prior year reduced the effect of these expense increases in 2005.
Fourth Quarter
Earnings of $14,602,000 in the fourth quarter were the highest fourth quarter results in company history. Earnings were $2,557,000, or 21%, higher than fourth quarter 2004. Diluted earnings per common share of $1.77 were up $.28 from last year. Return on average common equity of 16.70% was up 100 basis points from the prior comparable quarter. The efficiency ratio was 62.25%, a nearly 4 percentage point improvement over 2004.
Net interest income was $6,157,000 higher in the fourth quarter of 2005. Average loans grew $308,793,000, or 12%, while average deposits grew $210,931,000, or 6% compared to fourth quarter 2004. Net interest margin of 4.49% increased 19 basis points.
Noninterest income of $18,039,000 was $567,000 higher than fourth quarter 2004. Residential real estate loan fee revenue increased $211,000 and bank income from debit and credit card activity increased $665,000. Fourth quarter 2005 contained losses on the sale of U.S. agency securities of $737,000 compared to losses of $35,000 in fourth quarter 2004. The securities were replaced with higher yielding securities.
Noninterest expenses increased $1,996,000 or, 5%, over fourth quarter 2004. Salary and benefits accounted for $1,992,000 of this increase. In addition, advertising increased $130,000 and First Interstate foundation contributions, driven by higher corporate earnings, increased $187,000 over fourth quarter 2004. The mortgage servicing rights impairment reversal, which was $523,000 higher than last year, dampened somewhat the effect of these increases during the last quarter of 2005.
On January 10th, 2006, the company paid a $.50 dividend per common share. The Company recently announced that the dividend payable in April 2006 will increase to $.58 per share.
Despite a challenging interest rate environment, 2005 proved to be remarkable in the history of First Interstate BancSystem. Achieving earnings of over $50 million was truly a milestone. Additionally, we continued to grow and to improve the efficiency of our operations. These results confirm the strength of our values and our community banking strategy.
We are grateful for the extraordinary performance of our employees, officers and directors and the opportunities provided us. Thank you and hearty congratulations!

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

Financial Highlights
Three Months ended December 31

(unaudited)	2005	2004	% Change

OPERATING RESULTS
Net income	$14,602	$12,045	21.2%
Diluted earnings per share	1.77	1.49	18.7%
Dividends per share	0.50	0.42	19.0%

PERIOD END BALANCES
Assets	4,562,313	4,217,293	8.2%
Loans	3,034,354	2,739,509	10.8%
Investment Securities	1,019,901	867,315	17.6%
Deposits	3,547,590	3,321,681	6.8%
Common Stockholders’ Equity	349,847	308,326	13.5%
Common Shares Outstanding	8,099	7,980	1.5%

QUARTERLY AVERAGES
Assets	4,555,990	4,186,552	8.8%
Loans	2,998,797	2,690,004	11.5%
Investment Securities	943,169	854,795	10.3%
Deposits	3,520,455	3,309,524	6.4%
Common Stockholders’ Equity	346,881	305,179	13.7%
Common Shares Outstanding	8,090	7,978	1.4%
Fourth Quarter 2005

Fourth Quarter 2005

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(unaudited)	2005	2004	2005	2004
(in thousands, except per share data)

Total interest income	$64,923	$51,084	$233,857	$192,840
Total interest expense	19,437	11,755	63,549	42,421

Net interest income	45,486	39,329	170,308	150,419
Provision for loan losses	1,482	1,387	5,847	8,733

Net interest income after provision for loan losses	44,004	37,942	164,461	141,686
Noninterest income	18,039	17,472	70,290	70,644
Noninterest expense	39,545	37,549	150,726	142,980

Income before taxes	22,498	17,865	84,025	69,350
Income taxes	7,896	5,820	29,310	23,929

Net income	$14,602	$12,045	$54,715	$45,421

COMMON SHARE DATA:
Diluted EPS	1.77	1.49	6.71	5.68
Dividends	0.50	0.42	1.88	1.56
Book value			43.20	38.68
Tangible book value			38.58	33.99
Appraised value			*	63.00
*	Currently not available, $68.00 as of September 30, 2005
Selected Ratios

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(unaudited)	2005	2004	2005	2004

PERFORMANCE
Return on avg common equity	16.70%	15.70%	16.79%	15.75%
Return on avg common equity excl. market adj of securities	16.48%	15.67%	16.56%	15.64%
Return on avg assets	1.27%	1.14%	1.26%	1.14%
Net interest margin, FTE	4.49%	4.30%	4.48%	4.34%
Efficiency ratio	62.25%	66.10%	62.65%	64.68%

CREDIT QUALITY (Period End)
Provision for loan losses to average loans			0.20%	0.33%
Net charge offs to average loans			0.19%	0.21%
Allowance for loan losses to loans			1.40%	1.54%
Allowance for loan losses to non-accruing loans			247.84%	239.85%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.91%	7.49%
Avg loans to avg deposits			85.46%	82.27%
It’s our home too
Condensed Consolidated Balance Sheet

	December 31
(unaudited)	2005	2004
(In thousands)

ASSETS

Cash and due from banks	$207,877	$235,251
Federal funds sold	27,607	37,590
Interest bearing deposits	5,493	83,067
Investment securities	1,019,901	867,315
Loans	3,034,354	2,739,509
Less: allowance for loan losses	42,450	42,141

Net loans	2,991,904	2,697,368
Premises & equipment, net	120,438	121,928
Accrued interest receivable	26,104	20,569
Goodwill and core deposit intangibles	38,594	39,607
Mortgage servicing rights	22,116	17,624
Company owned life insurance	62,547	60,645
Other assets	39,732	36,329

Total Assets	$4,562,313	$4,217,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,547,590	$3,321,681
Federal funds purchased	1,500	0
Securities sold under repurchase agreements	518,718	449,699
Other liabilities	41,271	26,428
Other borrowed funds	7,495	7,995
Long — term debt	54,654	61,926
Subordinated debenture	41,238	41,238

Total Liabilities	4,212,466	3,908,967
Common stockholders’ equity	349,847	308,326

Total Liabilities and Stockholders’ Equity	$4,562,313	$4,217,293